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Exhibit 10.2

                                   VTECH LOGO
                             MANUFACTURING AGREEMENT




Agreement made, entered into and effective as of the last date of signing, by and between Essential Reality, LLC (hereinafter called "Client"), a limited liability company existing under the laws of the state of Delaware, USA, and having an office for the transaction of business in 49 West 27th Street, 7th Floor, New York, NY 10001, USA, and VTech Communications Ltd. (hereinafter called "VTech"), a limited company existing under the laws of Hong Kong and having an office for the transaction of business in Hong Kong, 23rd Floor, Tai Ping Industrial Centre, Block 1, 57 Ting Kok Road, Tai Po, New Territories, Hong Kong.


Witnesses that the parties hereto agree as follows:


ARTICLE 1.0  UNDERTAKING OF MANUFACTURE

1.1 VTech shall manufacture, on a non-exclusive basis, the Products for Client according to the design and specifications provided by Client.


ARTICLE 2.0  DEFINITIONS

2.1 "Product" or "Products" shall mean each of the Products described on the confirmed Purchase Orders from the client, as such products may be changed, developed, improved or modified in accordance with the terms of this Agreement from time to time by or on the behalf of either Client or VTech with Client's prior written approval, provided that the Client agrees to a mutually agreeable price adjustment (increase or decrease) reflecting the cost of the changes, developments, improvements or modifications versus the original cost and accepts any reasonable related delivery schedule changes.

2.2 "Technical Information" shall mean all technical know-how, information, data, drawings, trade secrets, manufacturing and test data, and specifications involving or relating to the manufacture, production, maintenance and operation of the Products as have heretofore been or may hereafter be disclosed by Client to VTech.

2.3 "Delivery" shall mean Delivery of Products to Client, F.O.B. vessel at the port of export as noted in section 6.1 below, or to any other place with the prior written consent from Client, taking into account any increased shipping costs.

2.4 "Engineering Change" shall mean any change(s) to the electrical or mechanical design of the Product(s) and/or manufacturing process therefore proposed by Client and/or VTech and which would affect the cost, performance, reliability, safety, serviceability, appearance, dimensions, tolerances, or composition of materials thereof. All such changes shall include testing for reliability, safety and regulatory compliance.


ARTICLE 3.0  GENERAL AND INTELLECTUAL PROPERTY

3.1 Client shall provide VTech with all Technical Information that is reasonably necessary to enable VTech to manufacture the Products covered by this Agreement. All Technical Information relating to the Product supplied by the Client is original to the Client and owned by the Client and subject to Intellectual Property ownership by the Client. VTech shall not copy, duplicate or manufacture any Technical Information without the written consent of the Client . VTech represents and warrants that it will not transfer in any manner, either directly

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or  indirectly  (other  than  to  Client),  any of  the  Products  or  Technical
Information, information about the Products or Technical Information, or derivatives of the Products or Technical Information, without first obtaining the specific written approval of Client.

3.2 VTech acknowledges that it does not obtain any right, title or interest in or to the Technical nformation or to any change, development, improvement, or modification involving or relating to the Technical Information of Client made or conceived exclusively by Client. Any Technical Information furnished to VTech under or in contemplation of this Agreement shall remain the Client's property and shall be kept strictly confidential by VTech.

3.3  Any  changes  to  the  Product(s)   requiring   rework  of  the  design  or
manufacturing process will be negotiated between the parties.

3.4 Any improvements used or useful in the development and/or manufacture of the Product made by VTech or made by VTech in cooperation with the Client, or based on the Technical Information, shall belong to the Client and shall be treated as Technical Information under this Agreement. Furthermore, VTech agrees to complete any document and cooperate with the Client in perfecting Client's rights to such improvements.

3.5 VTech will package individual units of the Product according to the Packaging Specification as defined by the appropriate Bill of Materials or an acceptable substitute as may be agreed between Client and VTech.

3.6  Client  may  make   available  to  VTech  certain   materials  for  use  in
manufacturing the Product, which VTech shall take for such purpose and pay therefore, with price and payment terms to be negotiated between the parties.

3.7 Any tools, models, dies, molds, prototypes or the like, made according to the Technical Information becomes the property of the Client. Such shall be treated as confidential and cannot be used for anyone else but the Client. They shall be delivered to the Client upon demand FOB vessel at the port of export noted in section 6.1.


ARTICLE 4.0  ORDERS, PRICE, AND PAYMENTS

4.1 The manufacture and sale of Products under this Agreement shall be implemented through purchase orders placed by Client and accepted by VTech. Client shall provide VTech with a separate Purchase Order for any tooling charges necessary for the manufacture of the Product(s). Such tooling charges will be clearly delineated and detailed to Client by VTech. Payment for the tooling charges shall be made 50 % in advance and the balance to be paid upon completion and approval of tooling.

4.2 Client shall provide VTech with its estimated non-binding order forecasts six (6) months prior to the desired date of delivery and shall issue a confirmed purchase order to VTech at least three (3) months prior to the shipment date designated therein. When a confirmed purchase order is issued, Client shall advise shipment method (whether by sea or air) for the shipment to be effected within the month of projected delivery by VTech.

4.3 According to Client's confirmed purchase order, VTech shall procure material for and on behalf of Client so as to meet the delivery in the first three (3) months of the forecast as reflected on the confirmed purchase order. Client shall pay in advance to VTech by way of cash transfer or letter of credit payable against copies of VTech's orders (translated into English if necessary) for the material procurement so as to meet the delivery requirement of the purchase order. VTech shall proceed to procure the material upon receipt of the advanced payment from Client. Furthermore, VTech shall render to Client a list of long-lead time material within a week after receiving the rolling forecast from Client. VTech shall seek approval from Client to procure the long lead time material for and on behalf of Client in order to meet the shipment forecast during the forth to sixth month or later. Client shall pay in advance to VTech (in the same manner as noted above) for the procurement of the long lead-time

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material.  VTech  shall  proceed  with the  procurement  of the  long  lead-time material upon receipt of an approval and the advanced payment (in the same manner as noted above) from Client.

The letter of credit should enable VTech to draw the amount of money at any time due to the fact that the Client is unable to consume the ordered quantity within the manufacture completion date in accordance with terms and conditions of the confirmed purchase order.

4.4 For the first purchase order under this Agreement, the F.O.B. price (on board a vessel at the port of Hong Kong or Yantian, China as selected by Client under section 6.1) for Products covered hereby shall be as set forth in Exhibit
A. Unless otherwise stated, all prices in all purchase orders to be issued under this Agreement are inclusive of (1) state and local sales, use and similar taxes imposed by the Peoples Republic of China or any jurisdiction or agency therein including Hong Kong; and (2) freight and insurance charges until the Products are FOB vessel or air craft.

4.5 Client's payment for Products purchased hereunder shall be settled by an Irrevocable Letter of Credit at sight opened by Client with the bank of their choice, thirty (30) days prior to shipment date, which letter of credit shall be payable in the currency of the United States of America and shall name VTech as Beneficiary and which shall be payable to VTech upon presentation of (a) a commercial invoice in customary form, (b) clean on board ocean bill of lading or clean air waybill, (c) tally sheets showing storage of the Products as cargo signed by an officer of the vessel or air craft transporting the Products, and
(d) the certificate of inspection as specified on Exhibit B.


ARTICLE 5.0  CHANGES TO ORDERS

5.1 No changes as to quantity are allowed within 4 weeks from the scheduled date of shipment ex-factory. 50% changes are allowed between 4 to 8 weeks from the scheduled date of shipment ex-factory. Any changes are allowed beyond 8 weeks from the scheduled date of shipment ex-factory. If there is any excess material created by the Client due to the change, 1/2% carrying cost per month will be paid by the Client. If the excess material is not consumed in six months, VTech will charge and bill the Client for the cost of the material and the bill(s) should be paid within 30 days. VTech shall offer to ship the excess material FOB vessel to Client at Client's request. Nothing in this section 5.1 shall limit Client's rights under section 12.2 below. Client and VTech will agree upon the change in cost (up or down) and any adjustments in the delivery schedule based upon any changes made under this section. Further, if defects are noted in the Product as produced by VTech changes to cure these defects must be made without additional cost to Client and with the shortest possible delay in delivery.

5.2 Engineering Changes (Engineering Change Order - ECO's and Engineering Change Note -ECN's) for processes or components may be made by the Client or VTech. Such changes must be documented in writing using forms and procedures to be agreed upon between VTech and Client. In the case of a change precipitated by VTech, Client must grant approval before the change is implemented. If an engineering change creates unused material or order cancellations, all excess material shall be the responsibility of Client. Client and VTech will agree upon the change in cost (up or down) and any adjustments in the delivery schedule based upon any changes made under this section.

5.3 Client will provide evidence of regulatory compliance certification in certain countries and VTech agrees that no changes of any type will be made that will result in failure to comply with all applicable regulations in the countries identified by Client.


ARTICLE 6.0 SHIPMENTS

6.1 The VTech factory is in China and the port of export is in Hong Kong or Yantian, China at Client's option.

6.2 Client may at its option and expense elect to have the Product(s) shipped by air freight, in which event VTech shall take all actions required to facilitate such shipment by air and shipment shall be FOB aircraft. In the event that VTech

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is late in  shipping,  based  upon the  dates in the  confirmed  Purchase  Order accepted by VTech, and Client requires the late Products to be sent via air freight then VTech shall pay the extra expense of air freight in excess of ocean freight.

6.3 The title to and risk of the Products shall transfer to Client when the Products are placed on board a vessel or aircraft at the port of export, as noted in section 6.1, against clean on board bills of lading. Shipment of Products does not constitute acceptance (despite any inspections by Client's agent) and Client reserves its rights under sections 7.2 and 7.3 below.


ARTICLE 7.0  TESTS, QUALITY CONTROL AND INSPECTION

7.1  VTech  will  build  the  product   according   to  ANSI  001B  and/or  Test
Specifications as provided by Client and accepted by VTech.

7.2 Client reserves its rights to inspect the Products upon arrival at its facilities in the United States or elsewhere in the world.

7.3 Client or its agent (as noted on Exhibit B or as may be substituted for the agent named) will inspect each shipment from VTech before it leaves the VTech manufacturing facility according to MIL-STD-105E, Single Sampling Plan, Level II with an Acceptable Quality Level (AQL) of 2.5% for minor (that is, non-functional and minor appearance related) defects and 0.25% for major and critical (that is, serious appearance, functional, safety or regulatory) defects during the first three moths of full production and, thereafter, the 0.25% limit shall be increased to 0.40%. Client shall have the right to further inspect each shipment and confirm non-acceptance of the shipment within 30 days after receipt of the shipment at its own facility. In case a shipment fails to meet the quality criteria as agreed by both VTech and the Client as noted above, the Client shall notify VTech in writing (or by email) of the nature of the defect and VTech will correct the problem as quickly as commercially reasonable and will confer with Client, within five days, to reach agreement upon a recovery plan. The cost of the recovery plan will be paid solely by VTech.

7.4 In the event that it is determined that the Products in question are not in compliance with the quality criteria as agreed above, VTech shall bear all costs of re-inspection.


ARTICLE 8.0  WARRANTY

8.1 VTech warrants to Client that all Products manufactured for Client under this Agreement will strictly comply with the specifications and designs supplied to VTech by Client and will be free from all defects in workmanship and materials for a period of one year from the date of delivery. However, this warranty will not cover defects caused by any additional manufacturing processes performed by the Client or any third party, or by any improper actions of the Product's end users. VTech shall within ten days after notice by Client either (at its option) repair or provide new replacement Products for the defective Products qualified for this warranty or provide a cash credit to Client at FOB value including freight and insurance costs. VTech shall have the right to promptly inspect the claimed defective Products in Client's warehouse in the USA. Client may accumulate a reasonable quantity of such defective Products, which, after notice to VTech, will be returned to VTech at VTech's expense. The replacement Products will be returned to Client with freight and insurance prepaid by VTech to Client's warehouse in the United States of America. If after replacement it is determined that the Products were not defective and did comply with this Agreement then Client will pay for the replacement Products as new purchases.

8.2 There are no other warranties than those stated in this Agreement. VTech disclaims all other warranties to Client or third parties by virtue of this Agreement or otherwise, either expressed or implied, including but not limited to implied warranties of merchantability, of fitness for a particular purpose, and arising from usage of trade or course of dealing or performance, with respect to the Products and accompanying written materials. This limited warranty gives you specific legal rights, you may have others that vary from state to state or country to country.


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8.3 Except as stated  herein,  in no event shall  EITHER  PARTY be liable to THE
OTHER, ITS SUPPLIERS, CUSTOMERS or ANY OTHER third parties by virtue of this Agreement or otherwise, for any damages whatsoever including any consequential, incidental, indirect or special damages, whether based on contract, tort, warranty or other legal or equitable grounds, including, without limitation, damages for loss of business profits, business interruption, loss of business information, or other pecuniary loss, arising out of the use of or inability to use the Products, even if advised of the possibility of such damages. Because some states or countries do not allow the exclusion or limitation of liability for consequential or incidental damages, the above limitation may not apply.

8.4 In no event will VTech's aggregate liability to Client or third parties whether for negligence, breach of contract, misrepresentation or otherwise exceed the cost of the defective, damaged or undelivered Products as determined by the net price invoiced to Client in respect of any single occurrence or series of occurrences. Client understands that VTech's charges depend in part on this exclusion of representations, terms and liabilities but Client does not warrant or assure VTech in any manner that claimed limitations on the rights of third parties are enforceable or valid.

8.5 VTech warrants to Client that there are no legal, administrative or regulatory restrictions imposed by the Peoples Republic of China or any other government, governmental or similar agency or authority, national, provincial or local, on the export of the Products as contemplated by this Agreement.


ARTICLE 9.0  CONFIDENTIALITY/NON-COMPETITION

9.1 VTech agrees that all confidential information, including, without limitation, the Technical Information, furnished to it by or belonging to Client, will be received and held in confidence by VTech and will be used by VTech for the sole purpose of manufacturing the Products as set forth herein. VTech shall take at least as stringent measures to safeguard such confidential information or Technical Information as it uses for its own confidential information, but no less than a reasonable degree of care. All such information or Technical Information shall be the sole and exclusive property of Client. VTech has or will require all of its employees, consultants, agents, or others who have access to any of such confidential information or Technical Information owned by Client to execute agreements with it similar in content to this section
9.1 and will exercise due diligence to obtain compliance therewith.

9.2 VTech agrees that it will not publish or otherwise use for its own benefit confidential information or Technical Information received from Client without the prior written consent of Client. The provisions of this Article 9 shall survive any expiration or termination of this Agreement, but shall not apply to confidential information of Client which (i) was known to VTech, as evidenced by its written records, prior to the receipt of such confidential information from Client, or (ii) was publicly available at the time of disclosure or subsequently becomes publicly available through no act or failure to act of VTech, or (iii) is subsequently disclosed to VTech by a third party who is under no obligation of confidentiality to Client, or (iv) is developed by VTech independent and without the use of the received or referenced material from the Client. VTech shall, upon request from Client, provide reasonably satisfactory written evidence to Client to support its claim of exclusion of information from the definition of confidential information as described above in this section.

9.3 During the period during which the parties are doing business and for the two years following, VTech will not manufacture or sell, or assist others to manufacture and sell, similar or competitive Products other than to or for the Client.


ARTICLE 10.0  INDEMNIFICATION AND LIMITATION OF LIABILITY

10.1 VTech shall indemnify and hold the Client harmless from and against all losses, costs, claims and damages, relating to or arising out of any allegation that VTech's manufacturing processes furnished under this Agreement infringe or

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violate any patent,  copyright,  trade  secret or any other  proprietary  right, provided that this indemnity shall not apply to any infringement which is due wholly to VTech's compliance with the design or instruction furnished or given by the Client.

10.2 Client shall indemnify and hold VTech harmless from and against all losses, costs, claims and damages, resulting from VTech's compliance with the design or instructions furnished or given by the Client, other than those resulting from the gross negligence or willful misconduct of VTech or its representatives.


ARTICLE 11.0  TERM OF AGREEMENT

11.1 This non-exclusive Agreement, which shall become effective upon the effective date as noted above, shall continue for a period of twelve (12) months after the date of first delivery to Client at the port of export, unless this Agreement is otherwise terminated pursuant to Article 12 hereof, and shall be renewed every six (6) months thereafter unless either party gives the other written notice of termination at least ninety (90) days prior to the expiration of the original term or any extension thereof


ARTICLE 12.0  TERMINATION OF AGREEMENT

12.1 Client and VTech shall be entitled to terminate this Agreement and cancel all outstanding purchase orders immediately upon written notice to the other party on the occurrence of any of the following events:

         12.1.1 Client or VTech breaches any provision of this Agreement or fails to perform any of its obligations hereunder (Client's pending merger with JPAL, Inc. and related sale of shares of stock of the merged company, whose name will be changed to Essential Reality, Inc. shall not be deemed a breach of this Agreement), which breach or failure shall not have been remedied by the breaching party within thirty (30) days after written notice thereof; or

         12.1.2 under the law of any applicable jurisdiction, Client or VTech becomes insolvent, suspends business or goes into liquidation, bankruptcy or receivership or becomes a party to any procedure for the settlement of its debts or to a dissolution proceeding, or the equivalent of any of the foregoing in their own country; or

         12.1.3 upon one hundred twenty (120) days written notice to the other party following sale, assignment, lease or other disposition of/or voluntary parting with the control (whether in one transaction or series of transactions) of a material portion of the assets of Client or VTech to any person or entity except for sales or other dispositions of assets in the ordinary course of business Anything contained in this Agreement to the contrary notwithstanding, Client shall not be in default or breach under this Agreement by virtue of its merger with or into any other company or by virtue of the sale at any time of any membership interests or shares of stock in Client or the merged company.

12.2 Notwithstanding anything contained in section 5.1, Client may cancel confirmed purchase orders under this Agreement for any reason by notifying VTech in writing. Cancellation shall become effective after twenty-four (24) hours following the sending by Client of an email or a telex or cable to VTech promptly followed by VTech's receipt from Client of a written cancellation notice in the form of a registered air mail letter or facsimile from Client, or thereafter upon the date specified in such email, telex, cable, facsimile, or letter. VTech shall cease operation on all existing purchase order(s) in accordance with the cancellation notice. Client shall have no liability for cancelled purchase orders other than as set forth in this section. In the event of a cancellation under this section, Client will pay VTech for the materials and labor costs incurred prior to the effective date of the cancellation for Products which are in process or completed under the outstanding Client purchase

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orders, and VTech will deliver to Client all completed  products,  assemblies in process, manuals, spare parts, and all components processed or purchased on account of outstanding purchase orders.

12.3 Upon termination of this Agreement, VTech shall promptly return to Client all Technical Information or other confidential information and related data that is in written, graphic or other tangible form and is then in the possession of VTech or in its custody or control, including, but not limited to, all documentation concerning the Product provided by Client or by VTech at any time during the term of this Agreement, and VTech shall warrant to Client in writing, within ten (10) days of returning all confidential information, that it has permanently destroyed all computer records or files containing any such information and inform and confirm to Client in writing that it no longer possesses any of the Technical Information or confidential information in any form.


ARTICLE 13.0  FORCE MAJEURE

13.1 Any failure of Client or VTech to comply with the terms of this Agreement if such failure is caused by circumstances not directly under the control of the party concerned, including but not limited to failures resulting from force majeure, acts of God, natural disasters, fire, storm, flood, earthquake, explosion, accident, acts of the public enemy, war, rebellion, insurrection, sabotage, epidemic, quarantine restrictions, riots, labor disputes, transportation embargoes, boycotts, failures or delays in transportation or the mails, inability to secure necessary materials (including but not limited to fuel) after reasonable efforts to find alternative sources, acts of any government, whether national, state, local or otherwise, or any agency thereof, or judicial action, shall be excused, provided that the nonperforming party uses its best efforts to anticipate and mitigate the effect of the intervening condition, and promptly performs when said condition ceases to exist.


ARTICLE 14.0  NOTICES

14.1 Any notice required or permitted to be given hereunder shall be in writing and shall be deemed to be properly given when sent by registered air mail, return receipt requested, and simultaneously sent via email and fax addressed as follows:

         If to Client:
         Essential Reality, LLC
         49 West 27th Street, Seventh Floor
         New York, NY 10001, USA
         Attn:  President
         Tel: 212-244-3200
         Fax: 212-244-9550
         Email - rlevine@essentialreality.com

         If to VTech:
         Andy Leung
         General Manager
         VTech Communications Ltd. (Contract Manufacturing)
         23/F, Tai Ping Industrial Centre
         Block 1, 57 Ting Kok Road
         Tai Po, N.T. Hong Kong
         Tel:     852-26655266
         Fax:     852-26677175
         Email - andy_leung@vtech.com

or to such other address as either party may give the other party notice of pursuant to this section 14.1. Any notice given by mail shall be deemed to have been given on the tenth day after the mailing thereof; provided, however, that if the contents of any such notice are sent simultaneously by both fax and email, such notice shall be deemed to have been received on the business day following the date of such fax and email.


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ARTICLE 15.0  GOVERNING LAW/JURISDICTION

15.1 It is expressly agreed that the laws of the State of New York, USA, with regard to contracts to be performed entirely within the State of New York, shall govern the validity, performance and construction of this Agreement. Further, the parties agree that the exclusive forum for resolution of any disputes that they cannot settle by discussion shall be the London Court of International Arbitration sitting in London, England and proceeding in accordance with its rules with a panel of three arbitrators whose decision shall be final and binding on both parties, not be subject to appeal and be enforceable in any applicable jurisdiction..


ARTICLE 16.0  WAIVERS; AMENDMENTS

16.1 No waiver of any right hereunder by either party shall operate as a waiver of any other rights, or of the same right with respect to any subsequent occasion for its exercise, or of any right to damages. No waiver by either party of any breach of this Agreement shall be held to constitute a waiver of any other breach or a continuation of the same breach. All remedies provided by this Agreement are in addition to all other remedies provided by law. This agreement may not be amended except by writing signed by each of the parties hereto.


ARTICLE 17.0  ASSIGNMENT

17.1 VTech shall, with the prior written consent of Client, be entitled to subcontract or assign some or all of its rights and obligations hereunder, provided, however, that any such transfer shall not relieve VTech of its responsibilities or obligations hereunder. Further, VTech shall obtain from such subcontractor its written agreement, comparable in duration and scope to this Agreement, acknowledging the ownership of Client of the Technical Information and confidential information, requiring the subcontractor to maintain the confidentiality of all such information and to not assist a competitor of Client. VTech shall furnish to Client promptly after signing a complete copy of the subcontractor's agreement in its original language and, if not in English, an accurate translation of such agreement into English.

17.2 Any assignment by Client of any of its rights or obligations hereunder without VTech's prior written consent shall be void. The Client may assign its rights and obligations to any successor entity and complete its pending merger into JPAL, Inc. and such actions shall not be a breach or violation of this Agreement.


ARTICLE 18.0  SEVERABILITY

18.1 Every provision hereof is intended to be severable. The unenforceability, invalidity, or illegality of any provision for any reason whatsoever, shall not render the other provisions unenforceable, invalid or illegal. If any provision of this Agreement is or becomes or is deemed invalid, illegal or unenforceable under the applicable laws or regulations of any jurisdiction, either such provision will be deemed amended to conform to applicable laws or regulations or, if it cannot be so amended without materially altering the intention of the parties, it shall be stricken and the remainder of this Agreement shall remain full force and effect.


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ARTICLE 19.0  ENTIRETY

19.1 The foregoing Agreement and purchase orders issued hereunder constitutes the entire agreement of the parties and supersedes and cancels all prior communications, negotiations and agreements, oral and written, with respect to the subject matter hereof.


IN WITNESS WHEREOF, Client and VTech have caused this Agreement to be executed by their respective officers duly authorized as of the date written below.


VTECH COMMUNICATIONS LIMITED                         ESSENTIAL REALITY, LLC

By:                                          By:
      ----------------------------                  --------------------------

Title:     CEO                               Title:       PRESIDENT
      ----------------------------                  --------------------------

Date:     15th May 2002                      Date:         05-08-02
      ----------------------------                  --------------------------



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Exhibit A

Client to insert all relevant terms here.

EXHIBIT B - this would be the client's inspection agent's certificate that they have inspected the Products and found them to be in compliance with the specifications and purchase order.



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